Exhibit 99.1




                               LIMCO PIEDMONT INC.


     Corporate Contact:
     Shaul Menachem
     Chief Executive Officer
     Limco-Piedmont Inc.
     918-445-4300



LIMCO-PIEDMONT INC. ANNOUNCES THE APPOINTMENT OF BOB KOCH
TO SERVE AS PRESIDENT OF ITS LIMCO AIREPAIR INC. OPERATING SUBSIDIARY

Tulsa, Oklahoma, January 22, 2008 -- Limco-Piedmont Inc. (NASDAQ: LIMC) today announced that it has named Bob Koch as President of its Limco Airepair Inc. subsidiary. Mr. Koch, a veteran of the aviation heat transfer industry, has over 20 years of experience in management, engineering, business development, quality control, operations, supply chain management, IT and customer support. Mr. Koch was employed for almost 20 years by the Lori Heat Transfer operations of Honeywell Aerospace and its predecessor company. Mr. Koch held numerous management positions with Lori and served as its Business Operations Leader prior to joining the repair division of the NORDAM Group Inc. in January 2005. Mr Koch joined NORDAM as Director of Quality and most recently served as Senior Director of Support Services.

"We are very excited to have Bob join our Limco-Piedmont team," said Shaul Menachem, Chief Executive Officer of Limco-Piedmont. "Bob has a wealth of experience in the heat transfer industry which will be immediately helpful to us as he assumes the key management role at Limco Airepair, our MRO subsidiary that specializes in heat transfer equipment. His expertise and broad-based managerial experience with MRO industry leaders, will be invaluable to us in implementing our growth strategy," concluded Mr. Menachem.

About Limco -Piedmont Inc.

Limco-Piedmont Inc. provides maintenance, repair and overhaul, or MRO, services and parts supply services to the aerospace industry. Limco-Piedmont's four Federal Aviation Administration certified repair stations provide aircraft component MRO services for airlines, air cargo carriers, maintenance service centers and the military. Limco-Piedmont specializes in MRO services for components of aircraft, such as heat transfer components, auxiliary power units, propellers, landing gear and pneumatic ducting. In conjunction with Limco-Piedmont's MRO services, Limco-Piedmont is also an original equipment manufacturer of heat transfer equipment for airplane manufacturers and other related products. Limco-Piedmont's parts services division offers inventory management and parts services for commercial, regional and charter airlines and business aircraft owners.


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Safe Harbor for Forward-Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, general business conditions in the airline industry, changes in demand for our services and products, the timing and amount or cancellation of orders, the price and continuity of supply of component parts used in our operations, and other risks detailed from time to time in our filings with the Securities Exchange Commission, including our Quarterly Report on Form 10-Q. These documents contain and identify other important factors that could cause actual results to differ materially from those contained in our projections or forward-looking statements. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update publicly or revise any forward-looking statement.